UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________________

FORM 8-K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): March 20, 2024

Wearable Health Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-56368	26-3534190
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10525 N. Port Washington Road, Suite 204,

Mequon, WI 53092

(Address of principal executive offices)

Phone: (877) 639-2929

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

March 20, 2024, Wearable Health Solutions, Inc. a Nevada corporation (the “Company” or “WHSI”) hereby discloses a material disruption affecting approximately 2000 active units of its Canadian 3G devices, which were previously connected to the Bell Canada network. This disruption arose due to ongoing negotiations with Bell Canada regarding significant overcharges, the resulting owed payments and then the Material Disruption to Canadian 3G customers and proposed increases in pricing for new service plans.

Following an impasse in negotiations, Bell Canada proposed a new contract with increased pricing that WHSI deemed economically unsustainable. Consequently, there was a suspension of service, prompting WHSI to reassess its agreements and operations.

As a result of subsequent discussions, WHSI and Bell Canada have reached a new agreement. Under this agreement, affected dealers will have the opportunity to open accounts directly with Bell Canada and enter into individual service plans. Additionally, WHSI anticipates a reduction in billing for airtime services as part of the new arrangement. The Canadian 3G devices are currently active and operating as intended.

The reduction in revenue resulting from these units poses challenges to WHSI's business model and operations. In light of these developments, WHSI's management has made the decision to pause any production activities related to its new product, the iHelp MAX.

This disruption and subsequent agreement with Bell Canada may have financial implications for WHSI in the short term. Management is actively monitoring the situation and will provide further updates as necessary.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wearable Health Solutions, Inc.

Date: March 22, 2024	By: /s/ Peter Pizzino
Peter Pizzino
Chief Executive Officer
Principal Executive Officer

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